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                                                                   Exhibit 3.266

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
               ANGEL L. ISCOVICH, M.D., A PROFESSIONAL CORPORATION

ANGEL L. ISCOVICH, M.D. hereby certifies that:

1. He is the President and Secretary of ANGEL L. ISCOVICH, M.D., A PROFESSIONAL CORPORATION.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                       I.

The name of the corporation is FIRST MEDICAL/EMCARE INC.

                                       II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

This corporation is authorized to issue only one class of shares of stock, designated Common Stock, and the total number of shares that this corporation is authorized to issue is one hundred thousand (100,000).

                                       IV.

     A. Limitation of Director Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. Indemnification of Agents for Breach of Duty to Corporation and Shareholders. The corporation, may, by bylaw, agreement or otherwise, indemnify its agents (as that term is defined in Section 317 of the California Corporations Code) in excess of that expressly permitted by such Section 317, for breach of duty to the corporation and its shareholders, to the fullest extent permissible under California law; provided, however, that such indemnification shall not extend to any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to Section 204 (a) (10) of the California Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code.

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     C. Subsequent Amendment. No amendment, termination or repeal of this article or relevant provisions of the California Corporations Code or any other applicable laws shall affect or diminish in any way the rights of any agent (as that term is defined in Section 317 of the California Corporations Code) to indemnification under the provisions hereof in connection with any action or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     D. Subsequent Legislation. If the California Corporations Code or any other applicable law is amended after approval by the shareholders of this article to further expand the indemnification permitted to directors or officers of the corporation, then the corporation shall indemnify such persons to the fullest extent permissible under the California Corporations Code or other applicable law, as so amended.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 1,500. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE: January 22, 1998


                                        /s/ Angel L. Iscovich
                                        ----------------------------------------
                                        Angel L. Iscovich, M.D.,
                                        President and Secretary


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